Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aurora Cannabis Inc.:

We consent to the use of our report dated September 20, 2022, on the consolidated financial statements of Aurora Cannabis Inc. (“the Company”), which comprise the consolidated statements of financial position as of June 30, 2022 and 2021, the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended June 30, 2022, and the related notes, and our report dated September 20, 2022 on the effectiveness of internal control over financial reporting as of June 30, 2022, which are incorporated by reference in the registration statement included in Form F-10 dated April 27, 2023 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 27, 2023